EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT, dated as of May 29, 2007, among Clarke American Corp., a Delaware corporation ("CLARKE American") renamed as Harland Clarke Holdings Corp. ("HARLAND CLARKE HOLDINGS"), John H. Harland Company, a Georgia corporation ("HARLAND") reconstituted as Harland Clarke Corp., a Delaware corporation (the "COMPANY"), and Charles Dawson (the "EXECUTIVE").

        WHEREAS, on December 19, 2006, Harland, M&F Worldwide Corp. ("MFW") and H Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of MFW entered into an Agreement and Plan of Merger whereby H Acquisition Corp. merged with and into Harland and as a result, the separate corporate existence of H Acquisition Corp. ceased and Harland continued as the surviving corporation effective May 1, 2007 (the "TRANSACTION");

        WHEREAS, on January 16, 2007, Clarke American, MFW and the Executive modified the terms of the Executive's employment agreement with Security Printing, Inc. and CA Investment Corp. (both predecessor companies of Clarke American and CA Investment Corp. a wholly owned subsidiary of MFW), dated October 31, 2005 and effective as of December 15, 2005 (the "MODIFIED EMPLOYMENT AGREEMENT"); and

        WHEREAS, Harland Clarke Holdings, the Company and the Executive wish to modify the terms of employment set forth in the Modified Employment Agreement effective as of the Effective Date (as hereinafter defined).

        Accordingly, Harland Clarke Holdings, the Company and the Executive hereby agree as follows:

        1.      EMPLOYMENT, DUTIES AND ACCEPTANCE.

                1.1 EMPLOYMENT, DUTIES. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as President and Chief Executive Officer of the "Harland Clarke Business" or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors of Harland Clarke Holdings (the "BOARD"). During the Term, the Executive shall report solely to the Board and to the Chief Executive Officer of MFW. For purposes of this Agreement, the term "Harland Clarke Business" shall mean the business of the provision of checks and related products, direct marketing and contract center services to financial and commercial institutions and individuals, and any future businesses from time to time included in or added to such businesses.

                1.2 ACCEPTANCE. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and

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ability to promote the  Company's  interests.  The Executive  further  agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board or of any subsidiary or affiliate, as the case may be.

                1.3 LOCATION. The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in San Antonio, Texas, subject to reasonable travel requirements on behalf of the Company.

        2.      TERM OF EMPLOYMENT; CERTAIN POST-TERM BENEFITS.

                2.1 THE TERM. This Agreement and the term of the Executive's employment under this Agreement (the "TERM") shall become effective as of May 2, 2007 (the "EFFECTIVE DATE") and will continue until December 31, 2010 (the "TERMINATION DATE"), subject to earlier termination pursuant to Section 4.

                2.2 END-OF-TERM PROVISIONS. Prior to the end of the Term, the Company and the Executive shall meet to discuss whether the Term should be extended. The Company shall have the right at any time, however, to give written notice of non-renewal of the Term. In the event of non-renewal of the Term by the Company and the Executive's employment is terminated after the end of the Term, other than for Cause (as defined below), or Disability (as defined below) following such notice of non-renewal, then such termination shall be treated as a termination without Cause and the Restricted Period (as defined below) shall be reduced to a period of one year post termination of employment (the "REDUCED RESTRICTED PERIOD"). During such Restricted Period, the Executive shall receive 50% of the payments set forth in Sections 4.4(i) and 4.4(ii), subject to Executive's signing and not revoking the release of claims as set forth in
Section 4.6. For the avoidance of doubt, if the Company is willing to extend the Term and Executive does not agree to extend the Term, then upon such termination of employment at the end of the Term, the Executive shall be bound by the restrictive covenants set forth in Section 5 below, the Restricted Period shall not be reduced and Executive shall not be entitled to receive any severance benefits with respect to such termination.

        3.      COMPENSATION; BENEFITS.

                3.1 SALARY. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive a base salary, payable in accordance with the Company's normal payroll practices, at the annual rate of not less than $850,000 (effective January 1, 2007) less such deductions or amounts to be withheld as required by applicable law and regulations (the "BASE SALARY"). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.


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                3.2     INCENTIVE COMPENSATION.

                        3.2.1 ANNUAL BONUS. For fiscal year 2007, the Executive's bonus, if any (the "2007 BONUS"), shall be determined in the following manner: (a) with respect to the period from January 1, 2007 through April 30, 2007, the Executive shall receive an amount in bonus compensation equal to what the Executive was entitled to receive under the Clarke American senior management bonus plan for such period had such plan terminated at April 30, 2007, and (b) Harland Clarke Holdings shall establish for the Company a bonus plan applicable to the remaining portion of fiscal year 2007 from and after May 1, 2007, as approved by the Compensation Committee of MFW's board of directors (the "MFW COMPENSATION COMMITTEE") which may be, but need not be, designed to cause the 2007 Bonus to qualify as "performance-based compensation," as more fully set forth in the last sentence of the second paragraph of this Section 3.2.1, and such bonus plan shall be calculated consistent with the percentages set forth in the table below. Any such bonus amounts payable with respect to 2007 pursuant to clauses (a) and (b) shall be paid consistent with past practice in fiscal year 2008. Commencing with the 2008 fiscal year, the Executive will be eligible to receive a bonus with respect to 2008 and each later fiscal year ending during the Term computed in accordance with the provisions hereafter. If, with respect to any such fiscal year, the Harland Clarke Business achieves "Consolidated EBITDA" (as defined below) of at least the percentage set forth in the table below of its business plan for such fiscal year, such bonus shall be the percentage set forth in the table below of Base Salary with respect to the fiscal year for which the bonus (any such bonus, an "ANNUAL BONUS") was earned:

               PERCENTAGE OF CONSOLIDATED
                 EBITDA IN BUSINESS PLAN            PERCENTAGE OF BASE SALARY
              -----------------------------        ---------------------------
                     89.9% and below                            Nil
                        90 - 94.9                               90
                        95 - 99.9                               95
                        100 - 105                               105
                       105.1 - 110                              110
                       110.1 - 115                              115
                       115.1 - 120                              120
                       120.1 - 125                              125
                       125.1 - 130                              130
                       130.1 - 135                              135
                       135.1 - 140                              140
                       140.1 - 145                              145
                      145.1 and over                            150

An Annual Bonus if earned in accordance with this Agreement shall be paid no later than the fifteenth day of the third month next following the year with respect to which such bonus was earned, provided that, except as otherwise specifically provided in this Agreement (including, without limitation, Section 4.4), as a condition precedent to any bonus entitlement the Executive must remain in employment with the Company at the time that the Annual Bonus is paid.


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Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal
Revenue Code of 1986, as amended (the "CODE"), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is
necessary   to  cause  the  Annual   Bonus  to  qualify  as   "performance-based
compensation" under Section 162(m) of the Code and the regulations promulgated thereunder as well as approval of this Section 3.2.1 by the MFW Compensation Committee and any other required committees.

For the purposes of this Agreement, "CONSOLIDATED EBITDA" means for any fiscal year of the Company, consolidated operating income for such fiscal year of the Harland Clarke Business plus, without duplication, the sum of (i) depreciation and amortization expense (excluding amounts of prepaid incentives under customer contracts), (ii) any extraordinary non-cash expenses or losses, (iii) any costs and expenses incurred in connection with the Transaction, (iv) allocation of fees charged by MFW or a subsidiary to the Company relating to the operation of the Harland Clarke Business and (v) all restructuring costs (as defined under U.S. generally accepted accounting principles), in the case of clauses (i) through (v) above, solely with respect to the Harland Clarke Business, and minus
(x) to the extent included in the statement of such consolidated net income for such period, the sum of any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated operating income for such period, gains on the sales of assets outside of the ordinary course of business), and (y) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of consolidated operating income, in the case of clauses (x) and (y) above, solely with respect to the Harland Clarke Business, all as determined on a consolidated basis, all of the foregoing to be determined by the Board or the MFW Compensation Committee, as applicable. For the purposes of determining compensation milestones for any fiscal year, Consolidated EBITDA will be adjusted by the Board or the MFW Compensation Committee, as applicable, as appropriate for material acquisitions or dispositions of any business or assets of or by the Harland Clarke Business or its subsidiaries for such fiscal year and thereafter.

                        3.2.2 NEW LONG TERM INCENTIVE PLAN. During the Term, the Executive shall participate in the Long Term Incentive Plan ("LTIP") of MFW which shall be established and become effective as of January 1, 2008. The Executive will receive 35% of the "LTIP bonus pool attributed to the Harland Clarke Business," as defined in, and in accordance with, the LTIP. Further details regarding participation in the LTIP are set forth on ANNEX A attached hereto. If the Term is extended, the Executive shall participate in a new Long Term Incentive Plan that shall commence after the LTIP ends. Notwithstanding the foregoing, to the extent that
        Section 162(m) of the Code may be applicable, the LTIP (and any subsequent Long Term Incentive Plan) shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the LTIP to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.


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                        3.2.3   EXISTING   LONG   TERM   INCENTIVE   PLAN.   The
        Executive's existing Long Term Incentive Plan Award pursuant to the MFW 2005 Long Term Incentive Plan (the "PRIOR LTIP") shall be cancelled in exchange for the cash payments in the next sentence. For fiscal year 2006, Executive shall receive a cash payment of $1,461,787 (based on reported results for 2006) and for fiscal year 2007 Executive shall receive a cash payment in an amount to be determined by the MFW Compensation Committee (collectively, the "PRIOR LTIP PAYMENTS"). The Prior LTIP Payments shall be paid to Executive as soon as practicable in order to avoid application of an additional or accelerated tax under
        Section 409A of the Code (as more fully set forth in Section 4.7 herein) but no later than January 30, 2008. For the avoidance of doubt, after Executive receives the Prior Plan Payments, Executive shall have no further right to any payment in respect of his Award under the Prior LTIP and the Prior LTIP shall be cancelled, effective not later than December 31, 2007.

                3.3 BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers PROVIDED, HOWEVER, that the maximum amount available for such expenses during any period may be fixed in advance by the Board.

                3.4 VACATION. During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks during any fiscal year taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

                3.5 FRINGE BENEFITS. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its executive employees generally, which benefits may be subject to change to reflect the objectives and requirements of the Transaction.

        4.      TERMINATION.

                4.1 DEATH. If the Executive dies during the Term, the Term shall terminate forthwith upon the Executive's death. The Company shall pay to the Executive's estate: (i) any Base Salary earned but not paid; (ii) a pro rated Annual Bonus based on the number of days of the fiscal year worked by the Executive; and (iii) amounts payable under the LTIP in accordance with the terms thereof. The Executive shall have no further rights to any compensation
(including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to his death, or as earned, vested, or accrued by virtue of his death.


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                4.2     DISABILITY.  If, during the Term the Executive is unable
to perform his duties hereunder due to a physical or mental incapacity for a period of 6 months within any 12 month period (hereinafter a "DISABILITY"), the Company shall have the right at any time thereafter to terminate the Term upon sending written notice of termination to the Executive. If the Company elects to terminate the Term by reason of Disability, the Company shall pay to the Executive promptly after the notice of termination: (i) any Base Salary earned but not paid, (ii) a pro rated Annual Bonus based on the number of days of the fiscal year worked by the Executive until the date of the notice of termination, and (iii) amounts payable under the LTIP in accordance with the terms thereof, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to his termination by reason of Disability, or as earned, vested, or accrued by virtue of his Disability.

                4.3 CAUSE. The Company may at any time by written notice to the Executive terminate the Term for "Cause" (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination. For the purposes of this Agreement, "CAUSE" means: (i) continued neglect by the Executive of the Executive's duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior, or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv), (ix), (x) and (xi) shall only be effective on 15 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately.



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                4.4     TERMINATION BY COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE
FOR GOOD REASON. If the Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Executive shall receive: (i) as severance pay, an amount equal to two times the Base Salary payable in installments in accordance with the Company's normal payroll practices, (ii) continuation for a 12-month period following the date of termination of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. ss. 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Employee as in effect on the date of termination, (iii) pro-rated Annual Bonus for the year in which termination occurred if the Executive would have been eligible to receive such bonus hereunder (including due to satisfaction by the Company of performance milestones) had the Executive been employed at the time such Annual Bonus is normally paid, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus is paid to other executives receiving such bonus payment, (iv) Annual Bonus for the year prior to the year in which the Executive is so terminated if at the time of termination the Executive has earned an Annual Bonus payment for such prior year and has not yet been paid such due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus is paid to other executives receiving such prior year Annual Bonus and (v) amounts payable, if any, under the LTIP in accordance with the terms thereof. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. For purposes of this Agreement, "GOOD REASON" means, without the advance written consent of the
Executive: (i) a reduction in Base Salary or (ii) a material and continuing reduction in the Executive's responsibilities, PROVIDED, that a termination by the Executive for Good Reason shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within thirty (30) days following the occurrence of such event or date Executive became aware or should have become aware of such event and the Company fails to cure the circumstances giving rise to Good Reason within 30 days after such notice.

                4.5 TERMINATION BY EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive is required to provide the Company with 30 days' prior written notice of termination to the Company. Subject to Section 4.4, upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

                4.6 RELEASE. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive's execution of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained in Section 5 of this Agreement shall survive the termination of this Agreement), in such form as may be prepared by the Company, of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.


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                4.7     SECTION 409A.  Notwithstanding the foregoing  provisions
of this Section 4, if any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the application of the preceding sentence, any payment of money due hereunder which is delayed in order to avoid the application of Section 409A of the Code (e.g., a six-month delay in the commencement of severance pay, if necessary, if at the time of the Executive's termination of employment he is a "specified employee," as defined in Section 409A of the Code) shall be paid as soon as possible without causing the application of Section 409A of the Code.

        5.      PROTECTION OF CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS.

                5.1 From the Effective Date, the Company will share with Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates. In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

                        5.1.1   To keep and retain in the  strictest  confidence
        all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

                        5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control, and not retain any


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        copies, notes or summaries; PROVIDED Executive shall be entitled to keep a copy of this Agreement and compensation and benefit plans to which Executive is entitled to receive benefits thereunder.

                5.2 In support of Executive's commitments to maintain the confidentiality of the Company's confidential and trade secret information, during (i) the Term, and (ii) for a period of two years following termination of the Executive's employment for any reason (the "RESTRICTED PERIOD"), the Executive shall not in the United States and in any non-US jurisdiction where the Company may then do business: (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; (b) engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Company to cease doing business with the Company, or to reduce the amount of business such client, customer or supplier does with the Company or (d) solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Company, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six month period preceding such activity without the Company's written consent, provided however that this clause (d) shall not apply during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive.

                5.3 If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections
5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

                        5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

                        5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

                        5.3.3 In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section
        4.4 will cease as of the date on which such violation first occurs. In addition, if the Executive breaches any of the covenants contained in Sections 5.1 and 5.2 and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

                5.4 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

                5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

                5.6 The Executive agrees (whether during or after the Executive's employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

                5.7 For purposes of this Section 5 only, the term "Company" includes the Company and its subsidiaries and affiliates which are related to the businesses of Harland Clarke Holdings.

        6.      INVENTIONS AND PATENTS.

                6.1 The Executive agrees that all processes, technologies and inventions (collectively, "INVENTIONS"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, PROVIDED that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

                6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

                6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

        7.      INTELLECTUAL PROPERTY.

        The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

        8.      NOTICES.

        All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

        If to the Company, to:

        Harland Clarke Corp.
        10931 Laureate Drive
        San Antonio, TX 78249
        Attn:    Director of Human Resources

        If to Harland Clarke Holdings Corp.
        c/o M&F Worldwide Corp.
        35 E. 62nd Street
        New York, NY 10021
        Attention:    General Counsel

        If to the Executive, to:

        Such address as shall most currently appear on the records of the Company.

        9.      GOVERNING LAW; DISPUTE RESOLUTION.

                9.1 It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

                9.2 Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Section 5 of this Agreement (a "PROCEEDING") shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Bexar County, Texas or Wilmington, Delaware (collectively, the "CHOSEN COURTS") and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

                9.3 Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party's agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 8 of this Agreement, as such address may be changed from time to time pursuant hereto, and
(iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

                9.4 Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Bexar County, Texas or Wilmington, Delaware by a single arbitrator. Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this

Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys' fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

        10.     GENERAL.

                10.1 JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

                10.2 CONTINUATION OF EMPLOYMENT. Unless the parties otherwise agree in writing, continuation of the Executive's employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated "at will" by the Executive or the Company and Executive will be entitled to fringe benefits which the Executive is eligible to receive for so long as the Executive continues to be employed with the Company and the Executive shall be eligible for severance in accordance with the terms of the Company's severance policy then in effect.

                10.3 HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                10.4 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive's employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive's employment by the Company and its affiliates including, without limitation, effective as of the Effective Date, the Modified Employment Agreement and any severance, retention, change in control or similar types of benefits. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                10.5 ASSIGNMENT. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                10.6 WAIVER. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                10.7 WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

        11.     SUBSIDIARIES AND AFFILIATES.

                11.1 As used herein, the term "SUBSIDIARY" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "AFFILIATE" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.



                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          HARLAND CLARKE CORP.


                                          By: /s/ Judy C. Norris
                                              --------------------------------
                                              Name:  Judy C. Norris
                                              Title: Senior Vice President,
                                                     Secretary and General
                                                     Counsel



                                          HARLAND CLARKE HOLDINGS CORP.


                                          By: /s/ Barry F. Schwartz
                                              --------------------------------
                                              Name:  Barry F. Schwartz
                                              Title: President and Chief
                                                     Executive Officer


                                              /s/ Charles Dawson
                                              --------------------------------
                                              Charles Dawson